Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales for First Quarter 2010

Net Income Lower

ASHEVILLE, N.C.--(BUSINESS WIRE)--January 29, 2010--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported an overall increase in sales of 4.5% to $841.0 million for its first fiscal quarter ended December 26, 2009. For the December 2009 quarter, net income totaled $6.0 million compared with net income of $11.1 million for the quarter ended December 2008.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “We’re pleased with the growth in sales and the number of customer visits. The current operating environment is very competitive and that’s had an effect on our bottom line.”

Financial Results

Net sales totaled $841.0 million for the quarter ended December 26, 2009, compared with $804.9 million for the comparable quarter ended December 2008. Comparable store sales increased $26.5 million, or 3.4%. Excluding gasoline sales, comparable store sales increased $5.6 million, or 0.8%. Price deflation in many staple items and the continued recession has affected non-gasoline sales growth. Average weekly customer visits increased by 11.6%, but the average purchase amount decreased 9.8% when comparing the December 2009 and December 2008 quarters.

Gross profit for the three-month period ended December 26, 2009, decreased $0.3 million to $185.3 million, or 22.0% of sales, compared to $185.6 million, or 23.1% of sales, for the three-month period ended December 27, 2008.

Grocery segment gross profit as a percentage of total sales was affected by lower margins on gasoline, competitive factors and by the effect of price deflation on certain of the Company’s products. The Company’s emphasis on sales growth, market share and customer satisfaction has affected its prices and margins. Comparing the December 2009 and 2008 quarters, per-gallon gasoline prices were higher, but margins were lower. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was relatively constant at 25.0% for the three months ended December 26, 2009, compared with 24.9% for the three months ended December 27, 2008.

Total operating expenses were $160.6 million for the first quarter of fiscal 2010 compared with $156.3 million for the comparable fiscal 2009 quarter. Excluding gasoline sales and associated operating expenses, operating and administrative expenses as a percentage of sales, were 21.7% and 21.5% for the three months ended December 26, 2009, and December 27, 2008, respectively. The growth in operating expenses was comprised primarily of increases in depreciation, insurance, and payroll arising from stores opened or remodeled since the first quarter of last year.

Net rental income, losses on asset disposals and other income totaled $0.9 million for the first quarter of fiscal 2010 compared with $1.9 million for the 2009 first fiscal quarter, primarily due to the lower rental income and lower income from sales of scrap cardboard and packaging materials. Asset disposal transactions were insignificant for the comparative fiscal quarters.

Interest expense increased $3.2 million for the three-month period ended December 26, 2009, to $16.2 million from $13.0 million for the three-month period ended December 27, 2008. Total debt at December 26, 2009, was $841.7 million compared to $753.4 million at December 27, 2008. The increases in interest expense and total debt were due to the Company’s comprehensive refinancing that took place in May 2009. This refinancing included the issuance of $575 million principal amount of senior notes due in 2017, the repayment of certain debt outstanding at the time of the issuance, and an increase in cash reserves. The Company currently has lines of credit totaling $185.0 million, with no amounts borrowed at December 26, 2009. Cash on hand totaled $50.2 million at December 26, 2009. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future.

Net income for the December 2009 quarter totaled $6.0 million compared with net income of $11.1 million for the December 2008 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.26 and $0.25 per share, respectively, for the December 2009 quarter compared with $0.47 and $0.45 per share, respectively, for the December 2008 quarter.

Capital expenditures totaled $17.7 million for the first quarter of fiscal year 2010. During the first quarter, Ingles opened one new and one remodeled store. Following a period of increased store development in fiscal years 2008 and 2009, the Company is being more cautious in its development plans until economic conditions improve. The Company’s capital expenditure plans for fiscal year 2010 include investments of approximately $120 million to $150 million. At the present time, the Company intends to open seven new, replacement or remodeled stores and add approximately four new fuel stations at either new or existing stores during the remainder of fiscal 2010.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2009 Form 10-K and Form 10-Q for the quarter ended December 26, 2009.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company also operates 71 neighborhood shopping centers, all but 14 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED (Amounts in thousands except per share data)

Unaudited Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 26,	December 27,
	2009	2008
Net sales	$840,953	$804,865
Gross profit	185,260	185,555
Operating and administrative expenses	160,601	156,291
Rental income, net	274	808
Loss from sale or disposal of assets	(200)	(114)
Income from operations	24,733	29,958
Other income, net	854	1,188
Interest expense	16,151	12,978
Income taxes	3,419	7,040
Net income	$6,017	$11,128

Basic earnings per common share – Class A	$0.26	$0.47
Diluted earnings per common share – Class A	$0.25	$0.45
Basic earnings per common share – Class B	$0.23	$0.43
Diluted earnings per common share – Class B	$0.23	$0.43

Additional selected information:
Depreciation and amortization expense	$21,600	$19,004
Rent expense	$3,662	$3,652

Condensed Consolidated Balance Sheets (Unaudited)

	December 26,	September 26,
	2009	2009
ASSETS
Cash and cash equivalents	$50,178	$77,036
Receivables-net	60,365	50,402
Inventories	282,568	271,745
Other current assets	12,251	24,537
Property and equipment-net	1,070,209	1,072,937
Other assets	21,263	20,952
TOTAL ASSETS	$1,496,834	$1,517,609

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$59,533	$31,315
Accounts payable, accrued expenses and current portion of other long-term liabilities	182,499	197,247
Deferred income taxes	66,085	67,223
Long-term debt	782,209	818,000
Other long-term liabilities	6,197	5,660
Total Liabilities	1,096,523	1,119,445
Stockholders' equity	400,311	398,164
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,496,834	$1,517,609

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941, Ext. 223
Chief Financial Officer